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                           California Microwave, Inc.
                        Computation of Per Share Earnings
                                   Exhibit 11
                    (In thousands, except per share amounts)



                                                       Three months ended
                                                            March 31
                                                    ------------------------
                                                      1997           1996
                                                      ----           ----
PRIMARY - EPS:

Net income (loss), as reported                      $ (6,004)      $  1,325
                                                    ========       ========

Average shares outstanding                            16,273         15,969

Add - Common stock equivalents of Company's
stock options using the treasury stock method             --            179
                                                    --------       --------

Average shares and equivalents - Primary              16,273         16,148
                                                    ========       ========

Net income (loss) per share - Primary               $   (.37)      $    .08
                                                    ========       ========


FULLY DILUTED - EPS:

Net income, as reported                                            $  1,325

Add back interest, net of taxes                                         562
                                                                   --------

Net income for fully diluted                                       $  1,887
                                                                   ========

Average shares and equivalents - primary                             16,148

Add- additional common stock equivalents of
the Company's stock options                                              27

Add - Shares to be issued at conversion of
Convertible Debentures                                                2,222
                                                                   --------
Average shares and equivalents - Fully Diluted                       18,397
                                                                   ========


Net income per share - Fully Diluted                      NA       $    .08
                                                    ========       ========
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